Turner, Jones & Associates, PLLLC
108 Center Street, North, 2nd Floor
Vienna, VA 22180
703-242-6500
703-242-1600-fax

April 13, 2010

AIMS Worldwide, Inc.
10400 Eaton Place #203
Fairfax, VA 22030

As independent auditors of AIMS Worldwide, Inc. we hereby consent to the incorporation of our report dated April 13, 2010, relating to the consolidated balance sheet of AIMS Worldwide, Inc. as of December 31, 2009, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years ended December 31, 2009 and 2008 in the Form 10-K of AIMS Worldwide, Inc. for the years ended December 31, 2009 and 2008.

s/s Turner, Jones & Associates, PLLC

Vienna, Virginia
April 13, 2010